                                                                     EXHIBIT 4.7


                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

                               DRAXIS HEALTH INC.

                                       AND

                                 SGF SANTE INC.

                                   MADE AS OF

                                 APRIL 22, 2004

                                TABLE OF CONTENTS

                            SHARE PURCHASE AGREEMENT

ARTICLE 1 - INTERPRETATION.....................................................1

     1.01   Definitions........................................................1
     1.02   Headings...........................................................2
     1.03   Extended Meanings..................................................2
     1.04   Currency...........................................................2

ARTICLE 2 - PURCHASE AND SALE..................................................2

     2.01   Purchase and Sale and Purchase Price...............................2
     2.02   Closing............................................................2
     2.03   Purchase Price Adjustment..........................................3

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES.....................................4

     3.01   Vendor's Representations and Warranties............................4
     3.02   Survival of Vendor's Representations, Warranties and Covenants.....5
     3.03   Purchaser's Representations and Warranties.........................5
     3.04   Survival of Purchaser's Representations, Warranties and Covenants..5

ARTICLE 4 - COVENANTS..........................................................6

     4.01   Taxes..............................................................6
     4.02   Covenants of the Vendor............................................6
     4.03   Covenants of the Purchaser.........................................6

ARTICLE 5 - ARBITRATION........................................................7
     5.01   Choice of Arbitration..............................................7
     5.02   Notice to Arbitrate................................................7
     5.03   Choice of an Arbitrator............................................7
     5.04   Hearing and Award..................................................7
     5.05   Procedure and Evidence.............................................7
     5.06   Replacement of the Arbitrator......................................8
     5.07   Suppletive Provisions..............................................8

ARTICLE 6 - GENERAL............................................................8

     6.01   Further Assurances.................................................8
     6.02   Time of the Essence................................................8
     6.03   Commissions........................................................8
     6.04   Legal Fees.........................................................8
     6.05   Public Announcements...............................................9

     6.06   Benefit of the Agreement...........................................9
     6.07   Entire Agreement...................................................9
     6.08   Amendments and Waiver..............................................9
     6.09   Assignment.........................................................9
     6.10   Notices............................................................9
     6.11   Governing Law.....................................................10
     6.12   Attornment........................................................11
     6.13   Language..........................................................11

                            SHARE PURCHASE AGREEMENT

          THIS AGREEMENT made as of April 22, 2004;

B E T W E E N:

               Draxis Health Inc., a corporation incorporated under the laws of Canada
               (hereinafter referred to as the "Purchaser")

                                     - and -

               SGF Sante Inc., a corporation incorporated under the laws of Quebec
               (hereinafter referred to as the "Vendor")

          WHEREAS the Vendor is the beneficial and registered owner of the Shares, being 7,670,827 issued and outstanding common shares of the Corporation;

          AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase the Shares upon and subject to the terms and conditions hereinafter set forth;

          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the parties hereto agree as follows:

                           ARTICLE 1 - INTERPRETATION

1.01      DEFINITIONS

          In this Agreement, unless something in the subject matter or context is inconsistent therewith:

     (a) "Agreement" means this agreement and all amendments made hereto by written agreement between the Vendor and the Purchaser;

     (b) "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Ontario or Quebec;

     (c) "Closing Date" means April 22, 2004 or such other date as may be agreed to in writing between the Vendor and the Purchaser;

     (d)  "Corporation" means Draxis Pharma Inc.;

     (e)  "Purchase Price" has the meaning set out in Section 2.01(1);

     (f)  "Shares" means 7,670,827 common shares of the Corporation; and

     (g)  "Time of Closing" means 2:00 P.M. on the Closing Date.

1.02      HEADINGS

          The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03      EXTENDED MEANINGS

          In this Agreement words importing the singular number only shall include the plural and VICE VERSA, words importing the masculine gender shall include the feminine and neuter genders and VICE VERSA and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.04      CURRENCY

          All references to currency herein are to lawful money of Canada.

                          ARTICLE 2 - PURCHASE AND SALE

2.01      PURCHASE AND SALE AND PURCHASE PRICE

     (1) The Vendor shall sell the Shares to the Purchaser and the Purchaser shall purchase the Shares from the Vendor for a total purchase price of $13,000,000 (hereinafter referred to as the "Purchase Price"), subject to the adjustments provided for in paragraph 2.03 and upon and subject to the other terms and conditions hereof.

     (2) The Purchase Price shall be paid and satisfied by certified cheque or wire transfer payable in Montreal, Quebec to or to the order of the Vendor and delivered by the Purchaser, or pursuant to its direction, to the Vendor at the Time of Closing against delivery to the Purchaser of a share certificate or certificates evidencing the Shares duly endorsed for transfer to the Purchaser.

2.02      CLOSING

          The sale and purchase of the Shares shall be completed at the Time of Closing at the offices of McCarthy Tetrault LLP, 1170 Peel Street, Montreal, Quebec, H3B 4S8.

2.03      PURCHASE PRICE ADJUSTMENT

     (1) The Purchase Price shall be subject to adjustments as provided in paragraphs 2.03(4) and 2.03(5) if a Liquidity Event of DHI or a Liquidity Event of DPI (as defined in paragraphs 2.03(2) and 2.03(3)) occurs within a period of 12 months from the Closing Date.

     (2) For the purposes of this Agreement, a "Liquidity Event of DHI" shall mean any transaction or series of transactions pursuant to which a change of control of the Purchaser occurs (as the term "control" is defined in the CANADA BUSINESS CORPORATIONS ACT), whether consensual or otherwise. Such Liquidity Event of DHI shall result in a Purchase Price adjustment if, at the date where the change of control occurs (the "Liquidity Date"), the net value of the assets of the Corporation's business, based on the values attributed to those assets as of the Liquidity Date (the "Net Value"), exceeds the "Base Value" which, for the purposes herein, shall be the greater of (i) $39,815,000, (ii) the highest Net Value determined pursuant to any previous Liquidity Event of DHI, or (iii) the highest net value of the assets of the Corporation's business based on the transaction price of any Liquidity Event of DPI. For greater certainty, the Net Value shall be the calculated market value of the assets of the Corporation's business, less its liabilities, based on the Financial Statements (as defined below). Notwithstanding the foregoing, any transaction made for internal corporate or tax reorganization purposes shall not be deemed a Liquidity Event of DHI.

     (3) For the purposes of this Agreement, a "Liquidity Event of DPI" shall mean any liquidation, dissolution or winding up of the Corporation and any transaction or series of transactions (such as a sale, amalgamation, consolidation or merger into another entity), which would result in a change of control of the Corporation (as the term "control" is defined in the CANADA BUSINESS CORPORATIONS ACT) or a sale of all or substantially all of its assets. Notwithstanding the foregoing, any transaction made for internal corporate or tax reorganization purposes shall not be deemed a Liquidity Event of DPI.

     (4) The Purchaser shall provide the Vendor, in a timely fashion but in any event no later than 50 days from the Liquidity Event of DHI, with a copy of (i) the audited consolidated financial statements of the acquiror as of the Liquidity Date (the "Financial Statements") prepared in accordance with statutory requirements, (ii) the allocation of the purchase price paid by the acquiror (pursuant to the Liquidity Event of DHI) to the net value of the assets of the Corporation's business as well as the documentation, as provided to the auditors of the acquiror, which supports such allocation, and
          (iii) a letter from the auditors of the acquiror that complies with applicable professional standards, specifically addressed to the Vendor, confirming the allocation of the purchase price to the assets of the Corporation's business and confirming the Net Value allocated to such assets, based on the values attributed to those assets in the Financial Statements. Within 15 Business Days following the delivery of such documents to the Vendor, the Vendor shall confirm in writing to the Purchaser whether it accepts or not the determination of the Net Value by the auditors of the acquiror, failing which the Vendor shall be deemed to have accepted such determination. The Purchaser shall pay the Vendor, within 5 Business Days following the acceptance or deemed acceptance by the Vendor of the determination of the Net Value, an amount equal to 32.65% of the amount by which the Net Value exceeds the Base Value. Should the Vendor disagree with the determination of the Net Value, the final determination of the Net Value shall be submitted to arbitration in accordance with Article 5.

     (5) The Purchaser shall pay the Vendor, within 15 Business Days after the occurrence of a Liquidity Event of DPI, an amount equal to that which would have been received by the Vendor in connection with the Liquidity Event of DPI, had it sold all the Shares in connection with the Liquidity Event of DPI instead of pursuant to this Agreement, and which exceeds the sum of (i) the Purchase Price and (ii) any other amount received by the Vendor from the Purchaser in connection with any Liquidity Event of DHI or other Liquidity Event of DPI, assuming in the case of a sale of all or substantially all of the Corporation's assets that the Corporation would be liquidated immediately after the occurrence of the Liquidity Event of DPI.

                    ARTICLE 3- REPRESENTATIONS AND WARRANTIES

3.01      VENDOR'S REPRESENTATIONS AND WARRANTIES

          The Vendor represents and warrants to the Purchaser that:

     (a) the Vendor is a corporation duly incorporated, organized and subsisting under the laws of the Province of Quebec;

     (b) the Vendor is the beneficial and registered owner of the Shares free and clear of all liens, charges, encumbrances and any other rights of others;

     (c) the Vendor has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser free and clear of all liens, charges, hypothecs, encumbrances and any other rights of others;

     (d) there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, hypothecate, mortgage or in any other way dispose of or encumber any of the Shares other than pursuant to the provisions of this Agreement;

     (e) neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of:

          (i) any of the provisions of the constating documents or by-laws of the Vendor;

          (ii) any agreement or other instrument to which the Vendor is a party or by which the Vendor is bound, or

          (iii)  any applicable law, rule or regulation;

     (f) the Vendor is not a non-resident person within the meaning of section 116 of the INCOME TAX ACT (Canada).

3.02      SURVIVAL OF VENDOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     (1) The representations and warranties of the Vendor set forth in Section
3.01 shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchaser for a period of two years from the Closing Date.

     (2) The covenants of the Vendor set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof.

3.03      PURCHASER'S REPRESENTATIONS AND WARRANTIES

          The Purchaser represents and warrants to the Vendor that:

     (a) the Purchaser is a corporation duly incorporated, organized and subsisting under the laws of Canada;

     (b) the Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereby; and

     (c) the Purchaser is a Canadian within the meaning of the INVESTMENT CANADA ACT (Canada).

3.04      SURVIVAL OF PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     (1) The representations and warranties of the Purchaser set forth in
Section 3.03 shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor for a period of two years from the Closing Date.

     (2) The covenants of the Purchaser set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor in accordance with the terms thereof.

                              ARTICLE 4 - COVENANTS

4.01      TAXES

          The Purchaser does not assume and shall not be liable for any taxes under the INCOME TAX ACT (Canada) or any other taxes whatsoever which may be or become payable by the Vendor including, without limiting the generality of the foregoing, any taxes resulting from or arising as a consequence of the sale by the Vendor to the Purchaser of the Shares herein contemplated, and the Vendor shall indemnify and save harmless the Purchaser from and against all such taxes.

4.02      COVENANTS OF THE VENDOR

          The Vendor shall indemnify and save harmless the Purchaser from and against all losses, damages or expenses (except for any indirect, incidental, special and consequential damages or losses, including losses of profit) suffered by the Purchaser resulting from any breach of any covenant of the Vendor contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.01.

4.03      COVENANTS OF THE PURCHASER

     (1) The Purchaser shall indemnify and save harmless the Vendor from and against all losses, damages or expenses (except for any indirect, incidental, special and consequential damages or losses, including losses of profit) suffered by the Vendor resulting from any breach of any covenant of the Purchaser contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.03.

     (2) The Purchaser shall, for a period of 24 months following the Closing Date, maintain in the Province of Quebec:

     (a) its current activities at its Kirkland facilities, subject to such changes in its activities as are necessary or incidental to the operation of its business in the province of Quebec in a manner consistent with past practice; and

     (b)  the Corporation's headquarters and principal place of business.

     (3) The Purchaser shall provide the Vendor with a copy of the audited consolidated financial statements of the Corporation, for the year ended December 31, 2003, duly approved by the board of directors of the Corporation, no later than on May 31, 2004. The Purchaser agrees to pay the Vendor a penalty of $1,000 for each day of delay beyond May 31, 2004, until it complies with the requirement of this paragraph 4.03(3).

                             ARTICLE 5 - ARBITRATION

5.01      CHOICE OF ARBITRATION

          Any claim arising in respect of this Agreement which is challenged, any controversy or dispute regarding the execution of this Agreement, including its annulment, as well as any dispute with regard to the interpretation or application of this Agreement must be submitted to arbitration to the exclusion of the courts, the whole in accordance with the procedure hereinafter established.

5.02      NOTICE TO ARBITRATE

          Any party to this Agreement wishing to submit a claim, conflict, dispute or disagreement (collectively a "Dispute") to arbitration must forward to the other party to the Dispute a written notice (hereinafter referred to as "Notice to Arbitrate"), containing a reasonably detailed description of the Dispute.

5.03      CHOICE OF AN ARBITRATOR

          The Dispute shall be submitted to one arbitrator appointed by the parties. If the parties are unable to agree upon the appointment of the arbitrator, then upon application of any party, an arbitrator shall be appointed by a Justice of the Superior Court of the Province of Quebec.

5.04      HEARING AND AWARD

          The hearing shall be held in Montreal. The parties will use their best efforts to ensure that the arbitration hearing is conducted no later than 30 days after the arbitrator is selected. The award of the arbitrator must be rendered in writing and the arbitrator shall use its best efforts to render his award within 90 days following the hearing. Any such award (including with respect to the payment of fees and disbursements related to the arbitration) which is rendered shall be final, binding and without appeal, and shall become executory as a judgement against the parties upon homologation.

5.05      PROCEDURE AND EVIDENCE

          Notice shall be given by the arbitrator, in writing, of the time and place of any hearings except where such hearings are adjourned by the arbitrator in the presence of the parties hereto. In the conduct of the hearing and particularly in the taking of testimony or other evidence in the course thereof, the arbitrator shall be bound by the rules of law applying to the competence, relevance and materiality of witnesses and testimony in the courts of the Province of Quebec and the rules of procedure set out in the CODE OF CIVIL PROCEDURE OF QUEBEC. The arbitrator shall have full power and authority to permit, before or during any hearing, any amendment to the arbitration submission requested by the party so submitting as well as any cross-demand by the other party.

5.06      REPLACEMENT OF THE ARBITRATOR

          If the arbitrator for any reason refuses or is unable to continue his functions as arbitrator, then a replacement arbitrator will either be appointed by the parties within five Business Days of being notified of the arbitrator's inability or refusal to continue or, failing such appointment, by a Justice of the Superior Court of the Province of Quebec on the application of any party.

5.07      SUPPLETIVE PROVISIONS

          The parties to these presents agree that the provisions presently in effect of the CODE OF CIVIL PROCEDURE OF QUEBEC shall receive suppletive application to any arbitration proceeding undertaken or held by virtue of this Agreement. In the event of a contradiction between the provisions of this
Article 5 and the provisions of the aforementioned sections of the CODE OF CIVIL PROCEDURE OF QUEBEC, the provisions of this Article 5 shall have precedence.

                               ARTICLE 6- GENERAL

6.01      FURTHER ASSURANCES

          Each of the Vendor and the Purchaser shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.02      TIME OF THE ESSENCE

          Time shall be of the essence of this Agreement.

6.03      COMMISSIONS

          The parties hereto shall indemnify and save harmless each other from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Shares, for such person who purports to act or has acted for the indemnifying party in connection with the sale of the Shares. For the purpose herein, the parties acknowledge that Desjardins Securities Inc. has acted for the Purchaser.

6.04      LEGAL FEES

          Each of the parties hereto shall pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred. The Purchaser shall pay the costs incurred to translate this Agreement in French.

6.05      PUBLIC ANNOUNCEMENTS

          No public announcement or press release concerning the sale and purchase of the Shares shall be made by the Vendor or the Purchaser without the prior consent and joint approval of the Vendor and the Purchaser.

6.06      BENEFIT OF THE AGREEMENT

          This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

6.07      ENTIRE AGREEMENT

          This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto, including the Offer dated March 9, 2004 from the Purchaser to the Vendor, the Counter-Offer dated March 29, 2004 from the Vendor to the Purchaser and the Final Offer dated March 31, 2004 presented by the Vendor and accepted by the Purchaser. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

6.08      AMENDMENTS AND WAIVER

          No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

6.09      ASSIGNMENT

          Neither party shall assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

6.10      NOTICES

          Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

          To the Vendor:

          SGF Sante Inc.
          600, de la Gauchetiere St. West
          Suite 1700
          Montreal, Quebec

          H3B 4L8
          Fax No.: (514) 876-8304

          ATTENTION: President

          To the Purchaser:

          Draxis Health Inc.
          6870, Goreway Drive
          2nd Floor
          Mississauga, Ontario
          L4Y 1P1
          Fax No.: (905) 677-5502

          ATTENTION:  President and Chief Executive Officer

          With a copy to:

          Draxis Health Inc.
          16751, Trans-Canada Highway
          Kirkland, Quebec
          H9H 4J4
          Fax No.: (514) 630-7159

          ATTENTION: General Counsel and Secretary

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the third Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

6.11      GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

6.12      ATTORNMENT

          For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Quebec and the courts of the Province of Quebec shall have jurisdiction to entertain any action arising under this Agreement. The Vendor and the Purchaser each hereby attorns to the jurisdiction of the courts of the Province of Quebec.

6.13      LANGUAGE

          The parties have requested that this Agreement and all related documentation be written in English. LES PARTIES ONT EXIGE QUE LA PRESENTE CONVENTION AINSI QUE LA DOCUMENTATION QUI Y EST RELIEE SOIT REDIGEE EN ANGLAIS. The parties acknowledge that this Agreement shall be translated in French and signed within 30 days of the date of its execution, at which time the executed French version thereof shall prevail in the event of any inconsistency or conflict as between the terms of the two versions of this Agreement.

          IN WITNESS WHEREOF the parties have executed this Agreement.


                                       DRAXIS HEALTH INC.


                                       Per:  /s/ Alida Gualtieri
                                             -----------------------------


                                       Per:  /s/ Mark Oleksiw
                                             -----------------------------


                                       SGF SANTE INC.


                                       Per:  /s/ Andre Roy
                                             -----------------------------


                                       Per:  /s/ Marc Paquet
                                             -----------------------------